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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	0MB Number: Expires: Estimated average burden hours per response	3235-0064 January 31, 2029 49.71

FORM l0

GENERAL FORM FOR REGISRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

JLM-WNCO TRUST

(Exact name of registrant as specified in its charter)

FLORIDA	98-6145505
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1458 Highway 41N, Suite 1029, Inverness, Florida 34450

(Address of principal executive office)           (Zip Code)

Registrant's telephone number, including area code   352-533-1649

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Certificate of Birth 1968007935, Social Security Bond F37719353, International Bills of Exchange

(Title of class)

Promissory Notes, Corporate Bonds, Treasury Bonds, ADR's/ADS's, FRN's

(Title of class)

SEC 1396 (02-21)	Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the Form displays a currently valid 0MB control number.

Board of Governors of the Federal Reserve System	0MB Number 7100-0091	Approval expires August 31, 2026

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of"large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

By the authority of The Declaration of Independence, The Articles of Confederation, The Constitution of the United States of America, ratified without subsequent amendments, particularly, Article I Section 9 Clause 3 and Section 10 Clause 1, Article VI Clause 2 and Clause 3, The United Nations Universal Declaration of Human Rights, The United Nations Declaration on the Rights of Indigenous Peoples, The Baby Act, The American Treaty of Peace and Friendship, and The Constitution of the State of Florida, ratified without subsequent amendments, particularly Article 3 Sections 5, 6, 9, 13, 14, 16, 17, 18, and 32, and Article 4 Section 87, where no general law affecting private rights shall be varied in any particular case by special legislation, except with the free consent in writing of all persons to be effected thereby, we are filing this general form for registration of Securities on Form 10 to register our Individual Surety Bonds, International Bills of Exchange, International Promissory Notes, Corporate Bonds, Treasury Bonds, ADR's/ ADS's, and FRN's pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended ("the Exchange Act").

Once this registration statement if deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10K quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the "registrant," the "company," "we," "our," or "us" means JLM-WNCO TRUST. Our principle place of business is located at 1458 HIGHWAY 41N #1029, INVERNESS, FLORIDA 34450, uSA. Our telephone number is (352)533-1649.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These forward-looking statements can be identified by use of terminology such as believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, project, positioned, strategy and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully; especially the risks discussed under the section entitled Risk Factors. Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

ITEM 1. BUSINESS

The JLM-WNCO TRUST (the Company) is a Florida Pure Trust Organization. The Company was created in October of 2025 for income tax and bailment purposes. The Company is a GRANTOR PURE TRUST that functions as a pass-through for the real living woman Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood. The Company will not engage in dealer or broker services, nor will the company issue securities for the purpose of profit and gain. The Company will adhere to GAAP, maintain a zero balance and any new credit issued for the daily expenses will cancelled by filing a 1099C Form at the end of each quarterly tax filing with the IRS.

Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood, Grantor/Beneficiary for the Company has been appointed Power of Attorney for CARY LYN ATWOOD (Transmitting Utility) which was created in NEW HAMPSHIRE on September 03, 1968, for the purpose of being a Citizen for the United States of America. Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood will engage in business in commerce as the Principal and Surety for all governmental and non-governmental obligations (debt) Including all registered corporations on the federal and state level for the benefit of the United States of America. To accomplish this Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood and/or the Company will execute the necessary Surety Bonds, Corporate Bonds, Treasury Bonds, International Promissory Notes, International Bills of Exchange, ADR's/ADS's, FRN's and supporting documents evidencing the obligation (debt) after acceptance, then register the instruments with the Securities and Exchange Commission and obtain a CUSIP number or International Registered Mail Number for tracking purposes for the Surety Bonds, Corporate Bonds, Treasury Bonds. International Promissory Notes, International Bills of Exchange, ADR's/ADS's. Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood and/or the Company's purpose is to exchange the Surety Bonds, Corporate Bonds, Treasury Bonds, International Promissory Notes, International Bills of Exchange for the obligation (debt) and in return have the other party making the claim perform according to the surety bonds instructions creating a quid pro quo exchange for settlement and closure. Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood and/or the Company will always have a priority security interest above all claims to ensure performance is rendered properly. Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood and/or the Company shall execute each bond after acceptance of any claim for the benefit of the United States of America leaving the patty making the claim under the contract in a fiduciary capacity to release all claims and any funds from the escrow account in their custody listed on the surety bonds to the principal to complete the quid pro quo exchange. The claimant who now is in a fiduciary (trustee) capacity will be subjected to all liability and payment if he dishonors his fiduciary duty to settle the exchange and further it will indemnify the original surety and principle from any further obligation on the Surety Bonds, Corporate Bonds, Treasury Bonds, International Promissory Notes, and International Bills of Exchange.

As a result of HJR 192, and from that day forward (June 5, 1933), no one has been able to lawfully pay a debt or lawfully own anything. The only thing one can do is tender in transfer of debts, with the debt being perpetual. The suspension of the gold standard, and prohibition against paying debts, removed the substance for our common law to operate on, and created a void as far as the law is concerned. This substance was replaced with a PUBLIC NATIONAL CREDIT SYSTEM where debt is LEGAL TENDER money. HJR 192 was implemented immediately. The day after President Roosevelt signed the resolution, the Treasury offered the public new government securities, minus the traditional payable in gold clause. 192 states that one cannot demand a certain form of currency that they want to receive if it is dollar for dollar.

In consideration that only Fiat Money exists in circulation with which to discharge debt; and in order to facilitate lawful commercial transactions; and in order to lawfully engage in commerce the JLM-WNCO TRUST shall issue negotiable instruments in adherence to public policy, UNCITRAL, FASB, and the accounting principles under GAAP. All commercial processes shall be open, and above board (full disclosure). The Company intends to apply the net proceeds from the sale of any Secured Debt Obligations for the research, development, and applications of knowledge and substance in the fields of science, medicine for the general health, and justice.

REGULATION

United Nations Commission on International Trade Law (UNCITRAL Convention)

Article 8 Uniform Commercial Code

Securities and Exchange Commission

Federal Trade Commission

COMPETITION

Not Applicable

MARKETING

Not Applicable

PROPERTIES

Not Applicable

EMPLOYEES

No Employees

ITEM IA. RISK FACTORS

The Individual Surety Bonds, International Promissory Notes, International Bills of Exchange, ADR's/ ADS's, Treasury Bonds, Corporate Bonds, and FRN's contain certain elements that require all parties to perform according to the instructions stated in the bonds. This element is required to complete the private exchange (quid pro quo) between the principal and the party listed to release any property or funds from escrow to the principal in accordance with the private exchange for the benefit of the United States of America Government. The non-compliant party in their fiduciary capacity becomes the liable party on the Bonds, International Promissory Notes, and International Bills of Exchange. The holder of the Bonds, International Promissory Notes, and International Bills of Exchange now has the responsibility to collect on the dishonor and must hold JLM-WNCO TRUST and Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood harmless. The marketable securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position are owned by JLM-WNCO TRUST and are listed as short-term assets on the Company's balance sheet.

1. LIMITED HISTORY OF OPERATION

Since the Company was organized in October 2025, it has had limited operations to date, and its proposed operations are subject to all of the risks inherent in new business enterprises. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the startup of new businesses and the competitive environment in which the Company will operate. The Company has had no revenues to date. See "Business". The statements set forth in the memorandum are based on significant assumptions about circumstances and events which have not yet taken place. Accordingly, they are subject to variations (which could be substantial) that may arise as future operations actually occur.

2. TIME LAPSE FROM STARTUP TO OPERATIONAL STAGE OF THE COMPANY

Management of the Company does not anticipate any public proceeds to be derived from this private offering, only value for value on the private exchange only. There is no assurance that these objectives will be achieved. Operations thereafter will depend upon the continued availability of obligations (public debt). If private exchange offerings are insufficient to continue the Company's operations, additional private exchanges (quid pro quo) would have to be raised through private equity or debt financing. The Company has no commitments for any private debt or equity financing and there can be no assurance that any such commitments will be obtained on favorable terms, if at all. Furthermore, the foregoing estimates are dependent upon operating projections set forth herein which are subject to substantial variation. Although the Company believes there is a reasonable basis for the assumptions upon which the projections are based, there can be no assurance that these assumptions can or will be met.

3. COMPETITION

None

4. DEPENDENCE ON MANAGEMENT

Because the Company has no operating history, it will be heavily dependent upon the services and experiences of its Individual Surety. The loss of the service of any Individual Surety could adversely affect the conduct of the Company's business (see 'Management").

5. JLM-WNCO TRUST

The industry in which the company expects to operate is public and private and may not be subject to government regulation.

6. GOVERNMENT REGULATIONS

Under Treaty: United Nations Commission on International Trade Law (UNCITRAL Convention)

7. CONTROL OF THE COMPANY

Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood will have 100% underwriting rights and control over the Company and its Bonds. International Promissory Notes, and Bills of Exchange issues.

8. DIVIDENDS

No Dividends

9. ARBITRARY OFFERING PRICE

The price at which the private securities are being have been arbitrarily determined and bears no relationship to the Company's assets, earnings, book value, net tangible value or other generally accepted criteria of value for private exchange. The price at which the Secured Debt Obligations are being offered have been appraised, derived, and valued at a fixed, fair market value based on legislative assessment. Also known as Liquidated Sum Certain – A debt is liquidated when it is certain what is due, and how much is due, cum certum est an et quantum debeatur.

10. RESTRICTIONS ON TRANSFERABILITY OF SURETY BONDS

Accredited Investors and or Qualified Institutional Buyers should be fully aware of the long term nature of their private exchange in JLM-WNCO TRUST. The private exchange of the Surety Bonds and the Components thereof, may or may not be registered under the Act and there will be insufficient information made public to permit resale of the Surety Bonds, or any component thereof, pursuant to Rule 144 of the Act. The transfer of the Surety Bonds, or any component thereof, may also be restricted by various state securities laws. There is not currently nor is there any assurance that there will be any market for the resale of Surety Bonds. In view of the foregoing, each Accredited Investors and or Qualified Institutional Buyers should be satisfied that he has adequate means of providing for his or her current needs and possible future contingencies, and that he has no need for liquidity in his investment.

11. DILUTION

Not Applicable

12. RISK OF NO CLOSING

Not Applicable

13. OFFICERS SALARY

Not Applicable

14. USE OF PROCEEDS TO REPAY LOANS DUE TO OFFICER AND DIRECTOR

Not Applicable

15. VALUE OF THE PRIVATE EXCHANGE OF SURETY BONDS

Accredited Investors and or Qualified Institutional Buyers must rely on the Surety Bond being exchanged and underwritten by the Company's Individual Surety for that will serve as the financials of the private exchange.

16. NO MARKET FOR SHARES

At the time there is no established market for the Surety Bonds of the Company and there is no assurance that a regular market for such bonds will develop upon completion of this offering or that the bonds may be resold at their original offering price or at any other price.

ITEM 2. FINANCIAL INFORMATION

No financial data is available at this time.

ITEM 3. PROPERTIES

Our Company Headquarters are located at 1458 Highway 41N #1029, Inverness, Florida 34450 uSA. We believe our current office space is adequate for the immediate needs.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood is the Surety, Beneficial Owner and Authorized Representative/Signatory to The Company JLM-WNCO TRUST a Florida Republic Pure Trust Organization, CARY LYN ATWOOD State of New Hampshire Corporation and Its Issued CARY LYN ATWOOD Social Security Corporation and is thereby has a priority Security and Entitlement interest there to and is indemnified from liability. Therefore, Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood is the Company's Individual Surety and lends his real signature to execute and guarantee the company's securities. Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood is the priority Secured Party and has first lien position over all the company's assets including all bonds and securities issued.

ITEM 5. DIRECTORS AND EXECUTIVE OFFERS

Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood is 57 years old and is the sole Officer in this company who acts in several different capacities for the benefit of the company and not limited to Individual Surety, Authorized Representative, Beneficial Interest Holder, Secured Party and Creditor.

ITEM 6. EXECUTIVE COMPENSATION

Compensation consists of use of all company's property, assets including any monetary that may derive publicly or private for the sole enjoyment of the individual surety in all capacities.

ITEM 7. CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

There have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

ITEM 8. LEGAL PROCEEDINGS

There are no legal actions pending or threatened against the Company or to which it or any of its property are subject, nor to its knowledge are any such proceedings contemplated.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no public market for the Company's securities and all common equity and lawful title will remain with JLM-WNCO TRUST and Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood, the Individual Surety and all legal title will remain with the beneficiary of the Surety Bond being registered. No common stock is available for the public for 100% is owned and controlled by the company's Individual Surety Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood as compensation for the underwriting.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

Company is unaware of any unregistered securities being sold in its name. Company is not stating that there have not been recent sales because any sales would have been without consent, permission and authorization of the Company and individual surety. The company has a certain structure of its securities as witnessed in this registration and any other structure will constitute authorized use and illegal trading of this company's securities.

ITEM 11. DESCRIPTION OF REGISTRANTS SECURITIES TO BE REGISTERED

The company is authorized by its Primary Bond, the Certificate of Birth, State of New Hampshire 1968007935 to issue $300,000,000.00 of which $100,000,000.00 are Individual surety Bonds, International Promissory Notes, International Bills of Exchange, Corporate Bonds, FRN's, ADR's/ADS's, and Treasury Bonds.

Individual Surety Bonds, International Promissory Notes, International Bills of Exchange, Corporate Bonds, FRN's, ADRs/ADS's, and Treasury Bonds.

The security consists of several bonds packaged together with one underwriting the other creating one packaged security. Each bond package will vary based on the obligation and will be packaged according to its structure. The various bonds are The Affidavit of Individual Surety, Bid Bond, Performance Bond, Payment Bond, Release of Lien on Real Property Bond, Release of Personal Property from Escrow Bond, Consent to Surety Bond, the Birth Certificate Bond (Primary Bond), Social Security Card Bond (fractionalized from Birth Certificate Bond), International Promissory Notes, International Bills of Exchange, Corporate Bond, FRN's, ADRs/ADS's, Treasury Bonds and any bonds not mentioned are not excluded for reasons of uncertainty of the obligation. The Birth Certificate is the primary bond for its value is unlimited and it was created for the benefit of the United States of America where legal title will remain and equitable title stays with the company as collateral to JLM-WNCO TRUST the individual surety to insure that the company pays their obligations to the public.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The company has granted an Indemnity Bond to JLM-WNCO TRUST and Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood our Individual Surety for the amount of $100,000,000.00 units as security for the loaning of his real signature on our Surety Bonds for the payment of our obligations (debts) to the public. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act or Securities Act) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 13. FNANCIAL STATEMENTS AND SUPPLEMENTARY DATA

No data available at this time.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The company and Cary Lyn Atwood/ Cary Atwood/ Cary L Atwood reports no changes and or disagreements in regard to the lack of financial data in reference to the Surety Bonds.

ITEM 15. FNANCIAL STATEMENTS AND EXHIBITS

Financial Statement: None

Exhibits: None

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 6, 2026

JLM-WNCO TRUST

(Registrant)

By: /s/ Cary Lyn Atwood

Cary Lyn Atwood

Principal, Individual Surety, Secured Party,

Creditor, Authorized Representative